Exhibit 99.1

FOR IMMEDIATE RELEASE

Alleghany and Transatlantic Announce Successful Closing of Merger

Combination Forms Leading Global Specialty Insurance and Reinsurance Franchise

NEW YORK, NY, March 6, 2012 — Alleghany Corporation (NYSE: Y) (“Alleghany”) and Transatlantic Holdings, Inc. (“Transatlantic”) today announced the closing of their previously announced combination, creating a leading franchise across specialty insurance and reinsurance lines. With the closing of the transaction, Transatlantic becomes an operating subsidiary of Alleghany, and is expected to increase Alleghany’s breadth of distribution, diversify its underwriting activities and add to its financial strength and flexibility.

Pursuant to the terms of the merger agreement signed on November 20, 2011, former Transatlantic stockholders are entitled to receive, for each share of Transatlantic common stock held, either shares of Alleghany common stock or cash consideration with a value equal to $61.14, which is the sum of (i) 0.145 multiplied by the average of the closing sales prices on the NYSE for Alleghany common stock during the five trading days ending the day before the completion of the merger and (ii) $14.22. In addition, the Alleghany Board of Directors has been expanded to include former Transatlantic directors Stephen P. Bradley, Ian H. Chippendale and John G. Foos. Current Transatlantic President and CEO Michael C. Sapnar will continue to serve in that capacity. In connection with the transaction, reinsurance industry veteran Joseph P. Brandon has been appointed as President of Alleghany Insurance Holdings LLC, Executive Vice President of Alleghany and Chairman of Transatlantic’s Board.

The closing follows the satisfaction of all conditions to closing of the merger, including receipt of certain regulatory approvals and receipt of approval of the transaction by Alleghany and Transatlantic stockholders, which stockholder approvals were obtained on February 6, 2012.

Weston M. Hicks, President and CEO of Alleghany commented on the transaction’s closing, stating, “I am very pleased to welcome Transatlantic into the Alleghany family. Together we expect to have the flexibility to allocate our capital to the highest risk-adjusted return opportunities in insurance and reinsurance. I believe that our similar cultures, values and objectives will help ensure a seamless transition.” Mr. Hicks continued, “I am especially pleased to welcome Joe Brandon and Mike Sapnar to our leadership ranks, and I expect their talents, insights and industry relationships will contribute greatly to our efforts to manage Alleghany’s growing reinsurance operations.”

Michael C. Sapnar, President and CEO of Transatlantic, added, “We are delighted to join Weston, Joe and the entire Alleghany team in working to realize the great potential that this combination offers. We believe that Transatlantic is well positioned to build on its industry-leading global reinsurance franchise as part of Alleghany. I am grateful to our clients, staff, stockholders and Board of Directors for their support as we worked to achieve a successful outcome to this process.”

About Alleghany Corporation

Alleghany Corporation (NYSE: Y) creates stockholder value through the ownership and management of operating subsidiaries and investments, anchored by a core position in property and casualty insurance. Alleghany’s current operating subsidiaries include: RSUI Group, Inc., a national underwriter of property and liability specialty insurance coverages; Capitol Transamerica Corporation, an underwriter of property and casualty insurance coverages with a focus on the Midwest and Plains states and a national underwriter of specialty property and casualty and surety insurance coverages; Pacific Compensation Corporation, an underwriter of workers’ compensation insurance primarily in California; and Alleghany Properties LLC, a significant landowner in Sacramento, California.

About Transatlantic Holdings, Inc.

Transatlantic Holdings, Inc., an operating subsidiary of Alleghany, is a leading international reinsurance organization headquartered in New York, with operations on six continents. Its subsidiaries, Transatlantic Reinsurance Company®, Trans Re Zurich Reinsurance Company Ltd. and Fair American Insurance and Reinsurance Company (formerly Putnam Reinsurance Company), offer reinsurance capacity on both a treaty and facultative basis — structuring programs for a full range of property and casualty products, with an emphasis on specialty risks.

Forward-Looking Statements

This communication contains forward-looking statements that involve a number of risks and uncertainties. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Such statements involve risks and uncertainties, which may cause actual results to differ materially from those set forth in these statements. For example, these forward-looking statements could be affected by factors including, without limitation, risks associated with the ability to successfully integrate our operations and employees; the ability to realize anticipated benefits of the transaction; the potential impact of consummation of the transaction on relationships, including with employees, credit rating agencies, customers and competitors; the ability to retain key personnel; the ability to achieve targets for investment returns, revenues and book value per share; changes in financial markets, interest rates and foreign currency exchange rates; pricing and policy term trends; increased competition; the impact of acts of terrorism and acts of war; greater frequency or severity of unpredictable catastrophic events; negative rating agency actions; the adequacy of loss reserves; changes in regulations or tax laws; changes in the availability, cost or quality of reinsurance or retrocessional coverage; the cyclical nature of the property and casualty insurance industry; judicial, legislative, political and other governmental developments; management’s response to the factors described herein; and those additional risks and factors discussed in reports filed with the Securities and Exchange Commission (“SEC”) from time to time, including those detailed in the “Cautionary Statement Regarding Forward-Looking Information”, “Risk Factors” and other sections of Transatlantic and Alleghany’s respective Forms 10-K and other filings with the SEC. Alleghany and Transatlantic are under no obligation (and expressly disclaim any such obligation) to update or revise any forward-looking statement that may be made from time to time, whether as a result of new information, future developments or otherwise, except as required by law.

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Contact:

Alleghany:

Kekst and Company Incorporated

Dawn Dover, 212-521-4800

dawn-dover@kekst.com

or

Peter Hill, 212-521-4800

peter-hill@kekst.com

or

Transatlantic:

Investors:

Transatlantic Holdings, Inc.

Thomas V. Cholnoky, 1-212-365-2292

Senior Vice President, Investor Relations

investor_relations@transre.com

or

Georgeson Inc.

Tom Gardiner, 1-212-440-9872

Donna Ackerly, 1-212-440-9837

transatlantic@georgeson.com